Exhibit 99.1

NEWS RELEASE NEWS RELEASE NEWS RELEASE

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:

Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS ANNOUNCES EXECUTIVE PROMOTIONS

•	Bruce Carbonari Named President & Chief Operating Officer

•	Rich Forbes to Succeed Carbonari as Leader of Home & Hardware Unit

•	Greg Stoner to Lead Cabinets Business, Succeeding Forbes

Deerfield, IL, December 6, 2006 – Fortune Brands, Inc. (NYSE: FO), a leading consumer brands company, today announced that Bruce A. Carbonari, 50, has been elected to the new position of President and Chief Operating Officer effective January 1, 2007. For the past seven years, Carbonari has led the company’s Home & Hardware subsidiary, which accounts for more than half of Fortune Brands’ total sales. A 17-year veteran of Fortune Brands’ operations, Carbonari previously had responsibility for the company’s largest single brand as President and CEO of Moen Incorporated.

Succeeding Carbonari as President and CEO of Fortune Brands Home & Hardware LLC will be Rich Forbes, 59, who has led the company’s $2 billion MasterBrand Cabinets (MBCI) unit for the past seven years. Greg Stoner, 44, currently Group President-Retail at MasterBrand Cabinets, will become President at MBCI.

Developing Strong and Deep Leadership Team

“Fortune Brands has developed a very strong and deep bench of management talent throughout our organization, and this is the logical next step in continuing to develop our leadership team,” said Norm Wesley, Chairman & CEO of Fortune Brands. “Under Bruce Carbonari’s leadership, our Home & Hardware business has created substantial shareholder value while doubling sales to more than $4.5 billion. Bruce and his team have fueled impressive organic growth and share gains, driven and integrated several important high-return acquisitions, and significantly improved operations and returns across a broad spectrum of brands. One of Bruce’s most impressive qualities is his uncommon sense of the consumer. He’s been incredibly successful in making our Home & Hardware segment an even more consumer-focused business, and I’m confident his passion for the consumer will be an asset to our spirits & wine and golf businesses, as well.

“Fortune Brands has a proud history of developing management talent from within,” Wesley continued. “Bruce and I have worked closely together for many years, and the Board and I are delighted that his sharp business insights and proven leadership will enhance our corporate executive team and benefit our operations company-wide.”

(more)

www.fortunebrands.com

Fortune Brands Announces Executive Promotions, Page 2

“I’m looking forward to the opportunity to work even closer with Norm and all of the company’s business units as we continue to build our brands, enhance our operations and create even greater value for shareholders,” said Carbonari.

Sustaining Leadership Excellence in Home & Hardware Business

“The depth of our management talent will be a tremendous asset for our Home & Hardware business going forward,” Wesley added. “Rich Forbes has done a magnificent job leading and growing our biggest product line, kitchen and bath cabinetry, into an industry powerhouse,” Wesley added. “Rich’s track record of success building our $2 billion cabinetry business and driving sustained market-share gains and improved returns makes him the ideal next leader of our Home & Hardware unit. Greg Stoner has been a key leader deeply involved in every aspect of our cabinetry business for the past two years, and he’s ideally positioned to continue building on our success.”

The Home & Hardware business of Fortune Brands includes Moen, the #1 faucet brand in North America; Aristokraft, Omega, Schrock, Diamond and other brands of MBCI, the #2 kitchen & bath cabinetry company in North America; Therma-Tru, the #1 brand of fiberglass residential entry doors; Simonton, a leading brand of vinyl-framed windows; Master Lock, the world’s #1 padlock brand; and Waterloo, the world’s largest manufacturer of tool storage products.

Careers of Achievement

Bruce Carbonari joined Moen’s then-parent company, Stanadyne, in 1980 and held key leadership positions before becoming President of Moen in 1990, the year it was acquired by Fortune Brands. He earned a BA in finance and accounting from Boston College and a master’s degree in management sciences from Hartford Graduate Center, an affiliate of Rensselaer Polytechnic Institute. He currently serves as Vice Chairman of the policy advisory board for the Joint Center for Housing Studies at Harvard University, as well as on the boards of RPM, Inc. and the Rock and Roll Hall of Fame.

Rich Forbes has held positions of increasing responsibility in the cabinetry business for the past 19 years. He joined the cabinetry business, then known as Aristokraft, Inc., as Vice President of Finance in 1987, a year prior to its acquisition by Fortune Brands, and became President of MBCI in 1999. Forbes is a graduate of Minnesota State University.

Prior to joining MasterBrand Cabinets in 2004, Greg Stoner spent 11 years in positions of increasing responsibility at Newell Rubbermaid, including General Manager-Sharpie and President of Sanford North America. A graduate of Michigan State University, Stoner also worked for ten years in key management positions for units of General Electric.

* * *

(more)

www.fortunebrands.com

Fortune Brands Announces Executive Promotions, Page 3

About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, and golf equipment. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Schrock cabinets, Therma-Tru door systems, Simonton windows, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Beam Global Spirits & Wine, Inc. is the company’s spirits and wine business. Major spirits and wine brands include Jim Beam and Maker’s Mark bourbons, Sauza tequila, Canadian Club whisky, Courvoisier cognac, DeKuyper cordials, Starbucks™ liqueurs, Laphroaig single malt Scotch and Clos du Bois and Geyser Peak wines. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

# # #